UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined financial information combines the historical condensed consolidated statements of income for the year ended December 31, 2005 and the six months ended June 30, 2006 of Sovereign, which are derived from Sovereign’s audited financial statements contained in Sovereign’s Annual Report on Form 10-K for the year ended December 31, 2005 and Sovereign’s unaudited financial statements contained in Sovereign’s Quarterly Report on Form 10-Q for the six-month period ended June 30, 2006 with the historical condensed combined statements of income for the year ended December 31, 2005 of Independence, which are derived from Independence’s audited financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2005, and Independence’s unaudited financial statements for the five months ended May 31, 2006. The unaudited pro forma condensed combined financial information has been prepared using the assumptions described in the notes thereto.
     The unaudited pro forma condensed combined financial information below should be read in conjunction with the notes thereto as well as the historical consolidated financial statements as of and for the year ended December 31, 2005 and for the six months ended June 30, 2006 of Sovereign included in its Annual Report on Form 10-K and Quarterly Report on Form 10-Q, respectively and of Independence included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2006 and Annual Report on Form 10-K.
     This unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the results of operations of the consolidated company that would have actually occurred had the acquisition of Independence been effective during the periods presented or of the future results of operations of the consolidated company. The unaudited pro forma condensed combined financial information for the periods presented may have been different had the companies actually been consolidated as of or during those periods due to, among other factors, possible revenue enhancements, expense efficiencies and integration costs. Additionally, as discussed in Note A, the final allocation of the purchase price to the acquired assets and liabilities may vary materially from the assumptions used in preparing the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income
For the six months ended June 30, 2006
(in thousands)

					Proforma
	Sovereign	Independence	Adjustments		Sovereign
		(5 months)

Interest and dividend income:
Interest on interest-earning deposits	$5,070	$6,087	$—		$11,157
Interest on investment securities	329,393	67,695	9,692	D	409,859
			3,079	G
Interest on loans	1,497,088	301,934	11,132	D	1,810,154

Total interest and dividend income	1,831,551	375,716	23,903		2,231,170

Interest expense:
Deposits and related customer accounts	537,867	107,742	3,986	D	649,595
Borrowings	450,955	88,922	5,333	D	565,428
			20,218	D

Total interest expense	988,822	196,664	29,537		1,215,023

Net interest income	842,729	179,052	(5,634)		1,016,147
Provision for loan losses	73,500	—			73,500

Net interest income after provision for loan losses	769,229	179,052	(5,634)		942,647

Non-interest income:
Total fees and other income before securities transactions	276,316	50,599	(1,871	)D	321,965
			(3,079	)G
Net gain on investments and related derivatives transactions	(305,027)	(11,860)			(316,887)

Total non-interest income	(28,711)	38,739	(4,950)		5,078

Non-interest expense:
General and administrative
Compensation and benefits	293,245	232,065	(159,756	)E	365,554
Occupancy and equipment	132,348	22,318	184	D	154,850
Other administrative expenses	157,679	72,753	(35,281	)E	195,151

Total general and administrative	583,272	327,136	(194,853)		715,555
Other expenses:
Amortization of core deposit intangibles	41,444	4,480	27,579	D	73,503

Minority interest expense	12,071	—	—		12,071
Equity method investments	20,996	—	—		20,996
Loss on economic hedges	11,387	—	—		11,387
Proxy and professional fees	14,337	—	—		14,337
Merger-related and integration charges	3,459	—	(6,257	)E	(2,798)

Total other expenses	103,694	4,480	21,322		129,496

Total non-interest expense	686,966	331,616	(173,531)		845,051

Income before income taxes	53,552	(113,825)	162,947		102,674
Income tax expense	(28,790)	(6,830)	20,484	D	(15,136)

Net income	$82,342	$(106,995)	$142,463		$117,810

Dividends on preferred stock, net of tax	2,433		4,867		7,300

Net Income available for common stock	79,909	(106,995)	137,596		110,510

Net income for diluted EPS	$92,571	$(106,995)	$137,596		$123,172	F

Basic earnings per share	$0.20	$(1.36)			$0.23	F
Diluted earnings per share	$0.20	$(1.36)			$0.23	F

Unaudited Pro Forma Condensed Combined Statement of Income
For the year ended December 31, 2005

						Pro forma
	Sovereign		Independence	Adjustments		Sovereign

	(In thousands, except per share data)
Interest and dividend income:
Interest on interest-earning deposits	$8,756		$11,767	$—		$20,523
Interest on investment securities	566,809		166,727	7,602	G	767,166
				26,028	D
Interest on loans	2,387,021		659,085	22,754	D	3,068,860

Total interest and dividend income	2,962,586		837,579	56,384		3,856,549

Interest expense:
Deposits and related customer accounts	624,590		162,868	13,802	D	801,260
Borrowings	705,908		175,846	21,582	D	951,093
				47,757	D

Total interest expense	1,330,498		338,714	83,141		1,752,353

Net interest income	1,632,088		498,865	(26,757)		2,104,196
Provision for loan losses	90,000		—	—		90,000

Net interest income after provision for loan losses	1,542,088		498,865	(26,757)		2,014,196

Non-interest income:
Total fees and other income before securities transactions	590,952		118,243	(4,490	)D	697,103
				(7,602	)G
Net gain on investments and related derivatives transactions	11,713		6,637	—		18,350

Total non-interest income	602,665		124,880	(12,092)		715,453

Non-interest expense:
General and administrative
Compensation and benefits	538,912		149,122	—		688,034
Occupancy and equipment	246,993		52,287	441	D	299,721
Other administrative expenses	303,299		85,044	—		388,343

Total general and administrative	1,089,204		286,453	441		1,376,098
Other expenses:
Amortization of core deposit intangibles	73,821		11,380	74,931	D	160,132
Trust preferred securities and other minority interest expense	23,208		—	—		23,208
Equity method investments	43,660		—	—		43,660
Loss on debt extinguishment	187		—	—		187
Proxy and professional fees	5,827		—	—		5,827
Restructuring	3,982		—	—		3,982
Merger-related and integration charges	12,744		—	—		12,744

Total other expenses	163,429		11,380	74,931		249,740

Total non-interest expense	1,252,633		297,833	75,372		1,625,838

Income before income taxes	892,120		325,912	(114,221)		1,103,811
Income tax expense	215,960		112,440	(39,977	)D	288,423

Net income	$676,160		$213,472	$(74,244)		$815,388

Dividends on preferred stock	—		—	14,600		14,600
Net income available for common stockholders	676,160		213,472	(88,844)		800,788
Net income for diluted EPS	$701,587	F	$213,472	$(88,844	)F	$826,215	F

Basic earnings per share	$1.77		$2.70			$1.69	F
Diluted earnings per share	$1.69		$2.62			$1.62	F

A. Basis of Presentation
     The accompanying condensed combined pro forma financial statements include the results of operations of Sovereign, adjusted to give effect to the acquisition of Independence. The pro forma information presented is not necessarily indicative of the results of operations that would have resulted had the Independence acquisition been completed at the beginning of the period indicated, nor is it necessarily indicative of the results of operations in future periods of the combined company. The Independence acquisition was completed on June 1, 2006.
     Under U.S. generally accepted accounting principles, the merger was accounted for using the purchase method of accounting and, as such, the assets and liabilities of Independence was recorded upon acquisition at their estimated fair values. The allocation of the total purchase price is preliminary and is based on the assets and liabilities, as well as other assumptions and factors including market interest rates, existing at June 1, 2006. A preliminary allocation of the purchase cost for the acquisition has been made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on Sovereign’s preliminary analysis, estimates and assumptions. Accordingly, the final purchase accounting adjustments and merger related charges may be materially different from the amounts reflected in the unaudited pro forma condensed combined financial statements included in this document. Increases or decreases in the fair value of assets and liabilities, commitments and other items of Independence as compared to the information included in this document may change the amount of purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments to yield and/or amortization of the adjusted assets or liabilities. The unaudited pro forma condensed combined statement of income gives effect to the transaction as if it occurred on January 1, 2005. Certain reclassifications have been included in the accompanying unaudited pro forma condensed combined income statement to conform presentation to Sovereign’s accounting policies (see Note G). Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are summarized as follows:
     The fair values for the assets and liabilities of Independence were estimated as follows:
•	Mortgage servicing assets. The fair value was estimated by discounting the future cash flows using current market rates for mortgage loan servicing with adjustment for market and credit risks.

•	Loans. Fair value was estimated by discounting cash flows using estimated market discount rates at which similar loans would be made to borrowers and reflect similar credit ratings and interest rate risk for the same remaining maturities. The allowance for loan losses is deemed to be a reasonable estimate of the credit losses inherent within the portfolio.

•	Deposits. The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings accounts and certain money market accounts, was equal to the amount payable on demand as of the balance sheet date. The fair value of fixed-maturity certificates of deposit was estimated by discounting cash flows using currently offered rates for deposits of similar remaining maturities.

•	Borrowings and Other Debt Obligations. Fair value was estimated by discounting cash flows using rates currently available to Sovereign for other borrowings with similar terms and remaining maturities. Certain debt instruments were valued using available market quotes.

•	Core Deposit Intangible. The fair value for the core deposit intangible asset was estimated by calculating a 6.25% premium on core deposits of Independence.

•	Other Intangibles. The fair value of other intangibles is comprised of an operating lease intangible based on the difference between current market rents and the actual payments on the leases discounted over the remaining term of the leases. Additionally, other intangibles include an asset for non-competition agreements with certain key executives.

•	Other Assets and Other Liabilities. With the exception of the previously mentioned mortgage servicing assets, the carrying amounts of other assets and liabilities have been assumed to be a reasonable estimate of fair value.

     The premiums on mortgage servicing rights are amortized in proportion to, over the period of, the estimated net servicing income, which approximates 3.6 years. The premium on time deposits is amortized to interest expense over their weighted average contractual lives of approximately 2 years to approximate a constant yield to maturity. The discount on loans amortized to interest income over their estimated lives of 3 to 5 years based on prepayment assumptions and the contractual features of each loan (such as interest rate, loan term, origination date, etc.) to approximate a constant yield to maturity. The discount on borrowings and other debt is amortized to interest expense over the weighted average maturity of 2.75 years to approximate a constant yield to maturity. The core deposit intangible asset is amortized to expense over 10 years on an accelerated basis. Other intangibles are amortized on a straight-line basis over the terms of the leases and non-competition terms. The fair value adjustment for property and equipment is amortized over 30 years.
B. Calculation of Purchase Price of Independence Acquisition
     The preliminary estimate of the cost to acquire Independence includes (in thousands):

Cash	$3,512,042
Cash paid for Independence options and restricted stock outstanding	104,311

Total	$3,616,353

     Under the terms of the merger agreement between Sovereign and Independence, shareholders of Independence received $42.00 in cash for each share of Independence common stock that they owned. Additionally, stock options and restricted stock awards were cashed out by Sovereign pursuant to the merger agreement. To finance the Independence acquisition, Sovereign issued approximately 88.7 million shares of common stock to Santander for net proceeds of $2.4 billion. Additional financing was provided through a combination of Sovereign’s available cash and proceeds from offerings of other securities. See discussion in Sovereign’s Quarterly Report on Form 10-Q filed August 9, 2006.
C. Calculation of Goodwill and Allocation of Purchase Price of Sovereign/Independence
     The pro forma excess of cost over net assets acquired for the Independence acquisition was calculated as follows (in thousands):

Purchase price	$3,616,353
Net assets acquired	2,354,344

$1,262,009

     The excess of cost over the net assets was allocated to acquired assets and liabilities as follows (in thousands):

June 30,
2006
Loans	$(127,429)
Investments	(10,102)
Property and equipment	18,049
Mortgage servicing rights	16,088
Core deposit and other intangible	457,306
Deposits	22,210
Borrowings and other debt obligations	82,585
Other liabilities	(33,484)
Goodwill	963,007
Deferred Tax asset (liability), net at 35%	(126,221)

Total	$1,262,009

     In Sovereign’s initial due diligence efforts for the Independence acquisition, preliminary restructuring plans were made by Sovereign’s management related to closing certain specifically identified acquired branch locations.

An accrual was estimated for the total discounted net cash flow liability that Sovereign would incur on remaining lease obligations for these closed branches. The preliminary restructuring plan also identified certain severance and certain other benefit payments that would be made to specifically identified terminated employees, as well as termination payments for canceling certain redundant servicing contracts. The preliminary restructuring plans was finalized prior to the closing of the transaction and will be implemented within 6 months after the closing of the transaction. The total of these accruals was $33.5 million and they are reflected within other liabilities above. The remaining adjustments noted above are purchase accounting adjustments to reflect the difference between the historical cost values for certain assets and liabilities to fair market value.
D. Sovereign/Independence Pro Forma Adjustments
     The following tables summarize the pro forma adjustments included in the accompanying unaudited pro forma condensed combined statements of income. These adjustments are based on purchase accounting adjustments calculated as of the acquisition date of June 1, 2006 (in thousands).

	For the Six	For the Year
	Months Ended	Ended
	June 30,	December 31,
	2006	2005
Amortization of discount on loans	$11,132	$22,754
Amortization of acquired unrealized losses on investments	9,692	26,028
Amortization of premium on deposits	(3,986)	(13,802)
Amortization of discount on borrowings and other debt obligations	(5,333)	(21,582)
Interest expense on additional borrowings	(20,218)	(47,757)
Amortization of premium on mortgage servicing rights	(1,871)	(4,490)
Amortization of premium on property and equipment	(184)	(441)
Incremental amortization expense for core deposit intangible	(27,579)	(74,931)

Total	$(38,347)	$(114,221)

     Income tax expense for the above pro forma adjustments was provided using a 35% tax rate.
     The following table summarizes the estimated net future impact of the amortization of the purchase accounting adjustments for the pro forma purchase price allocation made in connection with the Independence merger (in thousands):

Net (Decrease) in
Income before
Projected Future Amounts	Income
For Years Ended December 31,	Taxes
Remainder of 2006	$(25,619)
2007	$(34,712)
2008	$(29,646)
2009	$(37,382)
2010	$(37,614)
E. Sovereign/ Independence Merger Related Charges
     In connection with Sovereign’s acquisition of Independence, Independence recorded charges of $195 million which were directly related to the acquisition in its final income statement for the five months period ended May 31, 2006. These charges were primarily comprised of $83.9 million related to compensation expense from the acceleration of stock options, restricted stock and the employee stock ownership plan, $71.1 million of severance paid to terminated employees and $35.3 million of deal costs which were primarily investment banking and legal fees.
     In connection with the acquisition of Independence, Sovereign recorded charges of $6.3 million on the acquisition date related to retention bonuses for certain employees of Independence and outside consultant costs. Since the Independence and Sovereign charges discussed above were directly related to the acquisition, they have been excluded from the pro forma condensed combined statement of income.
     Additionally, Sovereign expects to incur approximately $48 million of merger related charges during the second half of 2006 related to integrating data processing platforms, incremental advertising expenditures due to Sovereign entering the Metro New York marketplace, and other customer conversion related items.
     Since these charges are non-recurring and are expected to be incurred within one year of the completion of the merger, they have not been included in the accompanying pro forma condensed combined statement of income.
F. Earnings Per Share
     Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding over the period presented. Diluted earnings per common share is calculated using the same method as basic earnings per common share, but reflects potential dilution of common stock equivalents. Pro forma basic and diluted weighted average number of common stock utilized for the calculation of earnings per share for the periods presented were calculated using Sovereign’s historical basic and diluted weighted average common stock plus the shares of Sovereign common stock issued to Santander. Additionally, Sovereign’s average weighted average shares outstanding used in the computation of earnings per share were restated after giving retroactive effect to a 5% stock dividend to shareholders of record on June 15, 2006. Pro forma basic and diluted earnings per share include the impact of the estimated distributions that will be paid on $200 million of preferred stock that was issued by Sovereign to help finance the acquisition of Independence. The following tables reconcile the adjustments to the weighted average basic and diluted earnings per share calculation for the six-month period ended June 30, 2006 and the year ended December 31, 2005 (in thousands).
For the Six-Months Ended June 30, 2006:

				Pro forma
	Sovereign	Independence	Adjustments	Sovereign
Net income/(loss)	$82,342	$(106,995)	$142,463	$117,810
Dividends on preferred stock	2,433	—	4,867	7,300

Net income available for common shareholders	79,909	(106,995)	137,596	110,510
Contingently convertible trust expense, net of tax	12,662	—	—	12,662

Net income for diluted EPS for common shareholders	$92,571	$(106,995)	$137,596	$123,172

Weighted average shares:
Basic	394,579	78,528	77,188	471,767
Diluted	394,579	78,528	77,188	471,767
Basic earnings per share	$0.20	$(1.36)		$0.23
Diluted earnings per share	$0.20	$(1.36)		$0.23
For the Year Ended December 31, 2005:

				Pro forma
	Sovereign	Independence	Adjustments	Sovereign
Net income/(loss)	$676,160	$213,472	$(74,244)	$815,388
Dividends on preferred stock	—	—	14,600	14,600

Net income available for common shareholders	676,160	213,472	(88,844)	800,788
Contingently convertible trust expense, net of tax	25,427	—	—	25,427

Net income for diluted EPS for common shareholders	$701,587	$213,472	$(88,844)	$826,215

Weighted average shares:
Basic	381,838	79,163	93,140	474,978
Diluted	415,996	81,550	93,140	509,136
Basic earnings per share	$1.77	$2.70		$1.69
Diluted earnings per share	$1.69	$2.62		$1.62
G. Reclassifications to conform with Sovereign accounting policies
     Effective December 31, 2005, Sovereign changed its accounting policy with respect to the classification of its investments in FHLB stock. As a result of this change, Sovereign reclassified these investments from “Investments available for sale” to “Other investments.” Sovereign records dividends received on FHLB stock within “Interest on investments.” The adjustments in the accompanying Unaudited Pro Forma Condensed Combined Statement of Income were recorded to conform the treatment of Independence’s FHLB stock and related dividends to Sovereign’s accounting policy, since Independence classified this investment within “other assets” and the related dividends within “fees and other income before securities transactions.”